SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2007

ACME COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-27105 (Commission File Number)	33-0866283 (I.R.S. Employer Identification No.)

2101 E. Fourth Street, Suite 202 A
Santa Ana, California, 92705
(714) 245-9499
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

         On June 14, 2007, the Company entered into an Asset Purchase Agreement with GoCom Media of Illinois, LLC (“GoCom”) to sell to GoCom substantially all of the assets related to the Company’s station WBUI for $4.0 million in an all-cash transaction. WBUI-TV is currently affiliated with The CW Network and serves the Central Illinois region, including Champaign/Urbana, Springfield and Decatur. The Company expects that the transaction will be completed by the end of 2007. The transaction is subject to the approval of the Federal Communications Commission and other customary closing conditions. The foregoing description of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the actual agreement, which is filed as an exhibit to this Form 8-K.

Forward-Looking Statements:

         The matters set forth in this Form 8-K include forward-looking statements. In addition, when used in this Form 8-K the words “will”, “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the transaction not closing (due to the buyer not completing the transaction, the transfer not being approved by the Federal Communications Commission, the failure to satisfy closing conditions, or for any other reason). The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Item 7. Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement dated June 14, 2007 by and among GoCom Media of Illinois, LLC, ACME Television of Illinois, LLC and ACME Television Licenses of Illinois, LLC

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2007	ACME Communications, Inc. By: /s/ Thomas D. Allen Thomas D. Allen Executive VP & Chief Financial Officer